Therapeutic Solutions International Enters into Master Sales Agreement with Community Shield LLC

Clinical Stage Biotechnology Company Partners with Community Health Care Innovator

NEWS PROVIDED BY
Therapeutic Solutions International ⟶
Feb 04, 2021, 09:15 ET

ELK CITY, Idaho, Feb. 4, 2021 /PRNewswire/ -- Therapeutic Solutions International, Inc., (OTC Markets: TSOI), announces today the signing of a Master Sales Agreement with Community Shield LLC of Sheridan Wyoming to distribute its science-based nutraceutical line of products.

Products to be included in the Master Sales Agreement currently consists of QuadraMune™, NanoStilbene™, NeuroStilbene, NanoPSA, Nano Plus, Nano Cannabidiol, and ProJuvenol®. Future products will be added to Master List as commercialized and provide same levels of discount.

"Execution of this sales agreement by our new Vice President of Business development Famela Ramos, is a significant milestone for us. Community Shield LLC is a company focused on developing innovative ways to deliver optimum health care to specific communities based on science and not opinions or politics, makes CSL an ideal partner," said Timothy Dixon, President and CEO of TSOI. "Since our Company is laser focused on operating as an 'innovation factory', we rely on external partnerships such as this to provide sales and marketing for our nutraceuticals, which results in a mutually beneficial relationship."

"While nutraceuticals are a multibillion-dollar market, we at Therapeutic Solutions International pride ourselves on being 'science first'. Every product that we sell is backed by laboratory data, and in some cases clinical data," said Famela Ramos, Vice President of Business Development. "We are enthusiastic to enter relationships with specialized groups who are positioned to accelerate awareness of our natural and science-based catalogue of products."

"Our ability to distribute the revolutionary products of TSOI is a key element in protecting community health. Science is taking major strides in therapeutic technologies and their importance to immune system health. TSOI is an industry-leader in developing these technologies," said Steve Scholl, Principal of Community Shield LLC.

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com, and our public forum is https://board.therapeuticsolutionsint.com/

About Community Shield, LLC

Community Shield was founded on one principle: helping our community. Our goal is to continuously develop revolutionary ways to help our community cope with these uncertain times without fear of the unknown. The last thing you want is to feel unsafe navigating our new lifestyle – worried about getting sick or the large number of germs and bacteria now living on the various surfaces of your belongings and surroundings. Community Shield can help our communities shift to the "new normal."

ir@tsoimail.com

SOURCE Therapeutic Solutions International

Related Links

https://www.therapeuticsolutionsint.com